FORM 8-K
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): April 10, 2006
KAISER ALUMINUM & CHEMICAL CORPORATION
(Exact name of Registrant as Specified in its Charter)

Delaware	1-3605	94-0928288
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

27422 Portola Parkway, Suite 350
Foothill Ranch, California	92610-2831
(Address of Principal Executive Offices)	(Zip Code)
(949) 614-1740
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Additional Conditional Settlements with Insurers
As previously disclosed in its Annual Report on Form 10-K for the year ended December 31, 2005, Kaiser Aluminum & Chemical Corporation (the “Company”) had entered into certain conditional settlement agreements with insurers under which the insurers agreed (in aggregate) to pay approximately $442.0 million in respect of substantially all coverage under certain policies having a combined face value of approximately $539.0 million. As disclosed in that Form 10-K, approval from the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) had been obtained in respect of all such conditional agreements except for one agreement pursuant to which certain insurers agreed (in aggregate) to pay approximately $67.0 million in respect of substantially all coverage under certain policies having a combined face value of approximately $80.0 million. Bankruptcy Court approval for this additional conditional settlement is still pending.
The Company has also disclosed that additional conditional insurance settlements were possible. During April 2006, the Company entered into another conditional insurance settlement agreement with an insurer, subject to Bankruptcy Court approval . Under this conditional settlement, the insurer agreed to pay a stipulated percentage (37.5%) of the costs and liquidation values of asbestos-related and silica-related personal injury claims liquidated by the applicable trust that will be set up under the Company’s plan of reorganization (the “Kaiser Aluminum Amended Plan”). The insurer would make quarterly payments to the trusts, subject to invoices from the trusts on liquidation values and expenses and subject to caps on the amount to be paid in any quarter, which caps range from between $9.9 million and $17.0 million. The quarterly payments are payable over the period October 2006 through July 2016. The conditional agreement does, however, provide for the “rollover” of certain unused amounts from one quarterly period to the next. The maximum total payable pursuant under the conditional settlement agreement is $567. 9 million, which amount is the approximate combined face value of the policies. For the full face amount of the policies to be collected, the total liability would have to exceed the approximate $1,115.0 million liability amount reflected in the Company’s December 31, 2005 balance sheet. Other terms of the conditional settlement agreement are similar to those disclosed with respect to earlier agreements. The April 2006 conditional insurance settlement is subject to Bankruptcy Court approval and, similar to the previous agreements, is null and void if the Company does not emerge from Chapter 11 pursuant to the terms of the Kaiser Aluminum Amended Plan. The Company continues to believe that ultimate collection of the approximately $965.0 million of personal injury-related insurance receivables in total is probable, even if the conditional insurance settlements are approved by the Bankruptcy Court and become effective. However, no assurances can be provided that Bankruptcy Court approval will be obtained for the conditional settlement or that the Kaiser Aluminum Amended Plan will become effective.
Additional policies with other insurers remain the subject of ongoing coverage litigation and it is possible that there will be additional settlements. The aggregate face value of the policies still subject to ongoing coverage litigation is in excess of $300.0 million.
As more fully discussed in the Company’s Form 10-K for the year ended December 31, 2005, the Company has not provided any accounting recognition for the conditional agreements in the accompanying financial statements given: (1) the conditional nature of the settlements; (2) the fact that, if the Kaiser Aluminum Amended Plan does not become effective, the Company’s interests with respect to the insurance policies covered by the agreements are not impaired in any way; and (3) the Company believes that collection of the approximate $965.5 amount of Personal injury-related insurance recovery receivable is probable even if the conditional agreements are ultimately approved. No assurances can be given as to whether the conditional agreements will become final or as to what amounts will ultimately be collected in respect of the insurance policies covered by the conditional settlement or any other insurance policies.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KAISER ALUMINUM & CHEMICAL CORPORATION (Registrant)
	By:	/s/ Daniel D. Maddox
Dated: April 14, 2006		Daniel D. Maddox
Vice President and Controller